EXHIBIT 23.2

Ankura Consulting Group, LLC’s Consent

Ankura Consulting Group, LLC (“Ankura”) hereby consents to the use of Ankura’s name and the reference to Ankura’s reports in the Annual Report on Form 10-K for the year ended December 31, 2018 of The Dow Chemical Company (“TDCC”), the Current Report on Form 8-K of Dow Inc. (“Dow”) and TDCC, filed on July 25, 2019 and the Quarterly Reports on Form 10-Q of Dow and TDCC for the periods ended March 31, 2019 and June 30, 2019, incorporated by reference in the Registration Statement on Form S-3 of Dow and TDCC.

/s/ B. THOMAS FLORENCE
B. Thomas Florence
Senior Managing Director
Ankura Consulting Group, LLC
July 26, 2019